EXHIBIT 99.1

 June 28, 2004
FOR IMMEDIATE RELEASE

Washington Mutual Adjusts Earnings Outlook for 2004;
Rising Interest Rates Impact Mortgage Banking;
Growth in Retail Banking & Financial Services Continues

SEATTLE -- Washington Mutual, Inc. (NYSE: WM) today announced that expectations for a sustained increase in long-term interest rates will significantly impact the company's Mortgage Banking business resulting in 2004 earnings below previous guidance. Higher interest rates have lowered the company's mortgage production expectations at a time when cost reduction plans have not yet fully taken effect. The rise in interest rates is not expected to have a material effect on the 2004 performance of the company's Retail Banking & Financial Services and Commercial Group businesses.

"It now appears to us that the shift in the interest rate environment in recent months, with a sharp increase in long-term rates and a related reduction in mortgage volumes, will continue through the rest of the year. The effects of these changes are likely to outpace the timing of ongoing cost reduction plans in our Mortgage Banking business," said Kerry Killinger, Chairman, President and Chief Executive Officer.

"We're disappointed in this change in our 2004 outlook and we will not be satisfied until we have completed the resizing of our expense base and improved the efficiency and performance of our Mortgage Banking business," continued Killinger. "At the same time, we will remain focused on executing our core middle-market retail strategy."

Earnings for the full year are now estimated to range from $3.00 to $3.60 per diluted share.

The following table provides additional detail on the company's expectations regarding 2004 earnings composition, based upon the company's operating segment reporting. The 2004 estimate range is based on the assumption that the Fed Funds rate will increase gradually by between 75 and 125 basis points during the second half of the year and that the 10-year treasury yield will end the year between 4.5 percent and 5.0 percent:

	Earnings Per Diluted Share
	2003 Actual	1Q04 Actual	2004 Estimate
Mortgage Banking	$1.44	$0.25	$(0.15)-$0.35
Rest of Washington Mutual	$2.77	$0.93	$3.15-$3.25
Total	$4.21	$1.18(1)	$3.00-$3.60 (1)

(1) Includes $0.45 per diluted share of income from discontinued operations related to Washington Mutual Finance Corporation, a former subsidiary which was sold at a gain in the first quarter of 2004, and the impact of restructuring and technology-related charges and a charge associated with the early retirement of certain high-cost Federal Home Loan Bank borrowings, which collectively reduced net income by approximately $0.11 per diluted share. In addition, there was a reduction of $0.08 per diluted share as a result of the one-time effect of the company's change in accounting for gain from mortgage loans.

The company's second quarter results will be reported on Wednesday, July 21 after market close. The company will discuss the second quarter results and guidance for 2004 in more detail during its investor call on Thursday, July 22 at 10:30 a.m. E.D.T.

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Washington Mutual cited the following key factors concerning its outlook for 2004:

  The company expects its mortgage loan volumes and gain on sale margins to be below expectations and this together with the increasing portion of production originated for the company's loan portfolio, will significantly lower gains in its Mortgage Banking business, particularly during the second half of the year. Over time, this intentional mix shift to portfolio lending will benefit the company in the form of increased net interest income.

  Last year, the company set in motion a program to bring the Mortgage Banking business's cost structure in line with production volumes as part of its companywide 18-month expense reduction plan. However, reductions in expected Mortgage Banking revenues for the year are outpacing the previously planned cost takeouts in that business. The company expects to be able to reduce its expenses in line with declining revenue, largely through facility closures and headcount reductions, when key systems conversions are completed. System conversions are being implemented as promptly as practicable and are expected to be substantially completed in the third and fourth quarters of this year. Completing these system conversions will position the company to implement process improvements and other efficiency initiatives that will further drive down costs.

  The company's Mortgage Banking results for the year will be reduced by the higher cost of hedging mortgage servicing rights in the changed interest rate environment.

  As would be expected in an increased interest rate environment, the company's mortgage servicing right asset has increased in value and has been offset by losses in corresponding hedges. However, in the second quarter, significantly tightening basis spreads (the difference between the mortgage and interest rate swap indicies) are expected to cause the loss in hedge value to exceed the increase in mortgage servicing rights value, thus reducing Mortgage Banking income. The company's loan pipeline hedging has not been adversely affected by these factors.

"Our risk management approach does not attempt to fully hedge the effects of changes in basis spreads," said Tom Casey, Executive Vice President and Chief Financial Officer. "While basis spreads vary over time around a historical mean, a significant widening or tightening of basis spreads in any one quarter can affect net income. Our hedging results benefit when spreads are wider, as they were in the fourth quarter of 2003 and the first quarter of 2004, and will be negatively affected as spreads tighten, as they have in the second quarter of this year."

  Finally, the company expects reduced net interest income primarily in the Mortgage Banking business, as the company's loans held for sale declined. The company noted that it sold approximately $14 billion in fixed-rate investment securities during the first quarter. This risk management strategy will reduce balance sheet exposure to rising interest rates over time; however it will also reduce anticipated growth in net interest income for 2004.

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"While our Mortgage Banking business is clearly feeling the negative effects of its relatively high cost structure and the transition to a higher rate, portfolio lending environment, the rest of our businesses continue to perform well," Killinger said. "As we indicated when we first discussed our outlook for 2004, we expect double-digit year-to-year growth in our Retail Banking & Financial Services business. Our Retail Banking & Financial Services and Commercial Group businesses, which contributed the majority of the company's 2003 and first quarter 2004 net income, are not as sensitive to long-term interest rate changes as the more cyclical Mortgage Banking business and we expect these businesses to be the key drivers of our growth over the next few years. We are on track with our plans to open 250 new retail banking stores this year, and to add home equity and Option ARM loans to our balance sheet and grow fee income. In our Commercial Group, we continue to expand our multi-family business and wholesale non-prime mortgage business, Long Beach Mortgage."

Killinger added: "We remain focused on the critical tasks of rationalizing expenses in the Mortgage Banking business, reducing our overall operating costs and improving efficiency. We believe these cost savings and loan growth will restore positive momentum to our earnings as we move into next year. While cyclical factors are likely to hurt the company's near-term earnings outlook, we remain confident in the ability of our business to deliver on our long-held 13 percent earnings per share growth goal over time. We believe that our capital generating capability will enable us to continue balance sheet growth, maintain our dividend policy and repurchase our shares opportunistically."

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At March 31, 2004, Washington Mutual and its subsidiaries had assets of $280.77 billion. Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual's press releases are available at www.wamunewsroom.com.

Forward Looking Statement

Our Form 10-K/A and other documents that we file with the Securities and Exchange Commission contain forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

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Some of these factors are:

  General business and economic conditions may significantly affect our earnings;
  If we are unable to effectively manage the volatility of our mortgage banking business, our earnings could be adversely affected;
  If we are unable to fully realize the operational and systems efficiencies sought to be achieved from our recently announced business segment realignment, our earnings could be adversely affected;
  We face competition for loans and deposits from banking and nonbanking companies and national mortgage companies; and
  Changes in the regulation of financial services companies and housing government-sponsored enterprises could adversely affect our business.

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CONTACT:

Media Contact:
Alan Gulick
206/377-3637
alan.gulick@wamu.net

Investor Relations Contact:
Doug Wisdorf or Ruthanne King
206/461-3805 or 206/461-6421
doug.wisdorf@wamu.net / ruthanne.king@wamu.net